Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Clarivate Plc (formerly known as Clarivate Analytics Plc) of our report dated March 2, 2020 relating to the financial statements of Clarivate Analytics Plc, which appears in the Registration Statement on Form S-1 (No. 333-238848) of Clarivate Plc (formerly known as Clarivate Analytics Plc). We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-238848) of Clarivate Plc (formerly known as Clarivate Analytics Plc) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 3, 2020